EXHIBIT 99.3

SPECIAL SERVICER'S ANNUAL STATEMENT
OF COMPLIANCE

ANNUAL STATEMENT AS TO COMPLIANCE

                             OFFICER'S CERTIFICATE




                  Re:   Asset Securitization Corporation,
                        Commercial Mortgage Pass-Through
                        Certificates, Series 1996-D3




As an authorized officer of CRIIMI MAE Services Limited
Partnership, I certify that (i) a review of the activities of the Special Servicer, for the period ending December 31, 1996 and of its performance under the Pooling and Servicing Agreement dated as of October 1, 1996, (the "Agreement"), has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such year, (iii) to the best of my knowledge, each related sub-servicer has fulfilled its obligations under its sub-servicing agreement in all material respects, and (iv) the Special Servicer has received no notice regarding qualification or challenge to any portion of the Upper-Tier REMIC or Lower-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body.


CRIIMI MAE Services Limited Partnership
Special Servicer




/s/ Maribeth Stahl
By:   Maribeth Stahl
Its:  Vice President


Dated:      March 12, 1997